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Exhibit 10.19

DATED the 5th day of January 2011

AIB INTERNATIONAL FINANCIAL SERVICES LIMITED

-and-

GREENWICH KAHALA USA INC

SERVICES AGREEMENT

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THIS AGREEMENT is made on the 5th day of January 2011

BETWEEN

AIB INTERNATIONAL FINANCIAL SERVICES LIMITED, having its registered office at AIB International Centre, International Financial Services Centre, Dublin 1, Ireland (“AIBIFS”) and

GREENWICH KAHALA USA INC, having its registered office at 601 Heritage Drive, Suite 216, Jupiter, Florida 33458, USA (the “Company”),

(AIBIFS and the Company are hereinafter collectively referred to as the “Parties”, each a “Party”).

RECITALS

A.	AIBIFS carries on business inter alia as a provider of accounting and administration services.

B.	The Company has been established as a Delaware corporation under Delaware law and its business activity consists of the Company Business.

C.	It has been agreed that AIBIFS will provide to the Company certain administrative, accounting and back-office services as more particularly set out in this Agreement and subject to the terms and conditions set forth herein.

IT IS AGREED as follows:

1	Definitions

1.1	In this Agreement unless provided to the contrary,

“Agreement”	means this Agreement;

“AIB”	means Allied Irish Banks, p.l.c.;

“Board”	means the board of directors of the Company;

“Business Day”	means a day (other than Saturday, Sunday or a public holiday) on which banks in Dublin and New York are open for the transaction of business;

“Commencement Date”	means the date of the Parent’s IPO;

“Company Business”	means the provision of advisory and analytical services to the Group in relation to the acquisition and leasing of commercial aircraft and other assets;

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“Company Quarter End”	means each of December 31st, March 31st and June 30th in each year;

“Company Year End”	means September 30th in each year;

“Consumer Price Index”	means the annual index of retail prices of selected consumer goods and services compiled by the Irish Central Statistics Office (or successor body) (or if there is not such index, the nearest equivalent index as determined by agreement of the parties hereto), as published from time to time on the Central Statistics Office’s web site at www.cso.ie or as published in the Statistical Bulletin of the Central Statistics Office or as obtained on demand from the Central Statistics Office;

“Director”	means a member of the board of directors of the Company;

“Euro” or “€”	means the currency unit referred to in the second sentence of Article 2 of Council Regulation (EC) No. 974/98 of 3rd May 1998 on the introduction of the euro;

“Event of Default”	means any of the events listed in Clause 12;

“Group”	means the Parent and Subsidiaries;

“Greenwich Services Agreements”	means this Agreement and any other agreements entered into on the date hereof between AIBIFS and Group companies in respect of the provision of administrative, accounting and back-office services;

“IPO”	means the initial public offering by the Parent to raise capital by issuing American Depository Shares listed on the NYSE;

“Management”	means the management of the Company;

“NYSE”	means the New York Stock Exchange;

“Parent”	means Greenwich Kahala Aviation Limited incorporated and existing under the laws of Bermuda having its registered office at Milner House, 18 Parliament Street, Hamilton HM12, Bermuda;

“Parties”	means the parties to this Agreement and “Party” means either one of them; and

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“Subsidiary”	means a subsidiary within the meaning of Section 155 of the Companies Act, 1963.

1.2	The headings in this Agreement are inserted for convenience only and are to be ignored in construing its provisions.

1.3	Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.

1.4	The words “written” and “in writing” include any means of visual reproduction.

1.5	Any reference to a Clause, sub-clause or Schedule is to be construed as a reference to a Clause or sub-clause of or Schedule to this Agreement.

1.6	Except as otherwise specifically provided the words “hereof’, “hereunder”, “herein” and other words of similar import refer to this Agreement as a whole and not to any particular part of it.

1.7	References herein to any statute, regulation, agreement or instrument are to be construed as references to such statute, regulation, agreement or instrument as it may from time to time be varied, amended, supplemented or substituted.

2	Conditions Precedent

Each of the Parties will provide to the other Party, on the date hereof or, if agreed between the Parties within a reasonable period of time following the date of this Agreement, the documents and evidence specified in Schedule 1.

3	Services

3.1	The Company hereby appoints AIBIFS to provide the services hereunder (the “Services”) with effect from the Commencement Date and such Services shall continue to be performed by AIBIFS during the term of this Agreement subject to the termination provisions set out in Clause 13 below.

The Services to be provided by AIBIFS shall be the following:

(a)	assist the Company to establish books of account and, subject to the timely delivery to AIBIFS of clear and comprehensive information thereof, record in such books the transactions of the Company;

(b)	prepare monthly management accounts under US GAAP accounting rules for review by Management in such form as may be agreed between the parties from time to time for delivery within 5 Business Days of the end of the period to which such accounts relate, subject to AIBIFS having been supplied in good time with all necessary data, materials, information and explanations for the preparation of such accounts;

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(c)	prepare unaudited quarterly accounts of the Company under US GAAP accounting rules for review by Management in such form as may be agreed between the parties within 8 Business Days of the Company Quarter End, subject to AIBIFS having been supplied in good time with all necessary data, materials, information and explanations for the preparation of such accounts;

(d)	prepare unaudited annual accounts of the Company under US GAAP accounting rules for review by Management in such form as may be agreed between the parties within 8 Business Days of the Company Year End, subject to AIBIFS having been supplied in good time with all necessary data, materials, information and explanations for the preparation of such accounts;

(e)	provide the auditors of the Company with all assistance and information reasonably required by them, subject to the information being in AIBIFS’s possession;

(f)	provide the tax advisers of the Company with all assistance and information reasonably required by them, subject to the information being in AIBIFS’s possession;

(g)	assist in the opening of such bank account(s) of the Company as the Board shall, by resolution or other due process, approve for the purpose of the Company Business and reconcile such accounts on an agreed basis;

(h)	assist in administering and settling the Company’s transactions on such accounts as may be agreed between the parties from time to time;

(i)	provide the Company with such assistance and information reasonably requested in preparation for Board meetings, subject to the information being in AIBIFS’s possession;

(j)	provide reasonable assistance as requested to the local service provider responsible for fulfilling any Delaware filing requirements on behalf of the Company; and

(k)	generally assist in any matter in relation to the foregoing as may reasonably be requested and agreed between the Parties from time to time.

Without prejudice to this Clause 3, AIBIFS undertakes to perform, at any time during the term of the Agreement, such additional services as may be agreed by the Parties and confirmed in writing. Where such changes result in a material increase in work for AIBIFS, AIBIFS shall be entitled to charge the Company increased Service Fees as agreed between the Parties.

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4	Performance by AIBIFS of its Duties

4.1	During the continuance of this Agreement, AIBIFS shall devote such time and attention as may be necessary for the proper fulfillment of its duties hereunder. AIBIFS may delegate any of its duties, obligations and responsibilities under this Agreement to its employees, agents or subcontractors, provided that AIBIFS shall remain responsible for the performance of its duties, obligations and responsibilities under this Agreement notwithstanding any such delegation. AIBIFS shall not delegate any of its material duties, obligations or responsibilities pertaining directly to the Services under this Agreement to an agent or subcontractor without the prior written consent of the Company and the Company shall not unreasonably withhold or delay such consent. It is expressly agreed that the duties of AIBIFS hereunder are purely administrative in character and that AIBIFS shall not be required or expected to perform the functions normally performed by Directors or Management.

4.2	It is hereby agreed and acknowledged that nothing in this Agreement is to be or can be construed as requiring AIBIFS to do anything as regards the administration of the Company or otherwise other than as specifically set out in Clause 3, provided however that where AIBIFS at the request of the Company or acting bona fide and to the best of its judgement takes any step or carries out any action for or on behalf of the Company otherwise that in pursuance of Clause 3, the standard of care applicable to such step or action and the extent of AIBIFS’s liability in respect thereof shall be the same as those applicable to the discharge of its obligations in relation to the performance of its duties pursuant to Clause 3.

4.3	AIBIFS’s performance of its duties, obligations and responsibilities under this Agreement is subject to the timely delivery to AIBIFS of clear and comprehensive information from, and co-operation of, the Company, the Parent, its Group counterparties, its service providers and its advisors and in the absence of such information and co-operation AIBIFS and its employees may take such actions as they may consider necessary to protect the business and reputation of AIBIFS and its employees. It is hereby agreed and acknowledged that nothing in this Agreement is to be or can be construed as requiring AIBIFS to do anything as regards the administration of the Company or otherwise except as specifically set out in Clause 3, unless separately agreed by the Parties in writing.

4.4	An operating procedures manual (the “Operating Procedures Manual”) shall be developed and agreed for the purpose of illustrating how the Services will be performed by AIBIFS. The Operating Procedures Manual may be amended from time-to-time by the Parties by agreement. The contents of the Operating Procedures Manual shall not constitute a legally binding arrangement between the parties. For the avoidance of doubt, if there is any conflict between the provisions of this Agreement and the contents of the Operating Procedures Manual, the provisions of this Agreement shall prevail.

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4.5	With respect to any Services which require the preparation of accounts in accordance with US GAAP accounting rules, AIBIFS shall bring relevant expertise and knowledge to the preparation of the accounts and shall also rely on directions from the Board, the Management and/or the Company’s advisors from time to time in relation to the accounting policies. AIBIFS will not audit the accounts of the Company or in any way certify the accounts of the Company as being in compliance with any rule, regulation, law, practice or accounting standard.

4.6	The Company agrees to provide to AIBIFS the Company’s accounting policies and procedures and interpretations thereof.

5	Monies

AIBIFS shall account for and promptly pay over to a bank account of the Company any sums received by AIBIFS on behalf of the Company.

6	Anti-Money Laundering Measures

Each Party shall comply with any obligations imposed on it from time to time by the provisions of the laws and regulations of Ireland, and AIB policies, having the purpose of preventing money laundering. In particular, and without prejudice to the generality of this Clause, the Company shall cooperate promptly and fully with any steps taken by AIBIFS to identify the Directors, authorised signatories, the shareholders and ultimate economic beneficiaries of the Company. The Company undertakes to notify AIBIFS of any change of such data provided in the course of identifying the Directors, authorised signatories, the shareholders and the ultimate economic beneficiaries of the Company within five Business days of such change taking place.

7	Covenants

The Company hereby covenants with AIBIFS, that during the currency of this Agreement, it shall:

(a)	not carry on any business other than the Company Business;

(b)	remain a Subsidiary of the Parent;

(c)	provide AIBIFS with all books, registers, documents, minutes of meetings of decision-making bodies, agreements and files such as are required for the fulfilment of AIBIFS’s obligations;

(d)	provide AIBIFS with all documents and certificates required by law or by the Irish authorities;

(e)	inform AIBIFS of any dispute or conflict in which it is involved and of any litigation to which it may be a party;

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(f)	inform AIBIFS forthwith of any amendment to its Articles of Association (or other similar document) or any change in its shareholders, in the composition of its decision-making bodies or the identity of its ultimate economic beneficiaries; and,

(g)	observe strictly all legal, regulatory and administrative provisions prevailing in Ireland and elsewhere, as applicable.

8	Representations and Warranties

8.1	AIBIFS and the Company each represents and warrants to the other that:

(a)	it is a company duly incorporated and validly existing under the laws of Ireland in the case of AIBIFS and Delaware in the case of the Company, with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate or other action required to authorise the execution of this Agreement by it and the performance by it of its obligations hereunder has been duly taken;

(b)	it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its winding-up, dissolution or re-organisation or for the appointment of a receiver, administrator, examiner, trustee or similar officer over it or over any or all of its assets or revenues;

(c)	all acts, conditions and things required by the laws of Ireland in the case of AIBIFS and Delaware in the case of the Company to be done, fulfilled and performed at the date hereof in order to enable it lawfully to enter into and exercise its rights under this Agreement and perform the obligations expressed to be assumed by it in this Agreement and to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and enforceable have been done, fulfilled and performed in strict compliance with the laws of Ireland and Delaware as applicable;

(d)	the obligations expressed to be assumed by it in this Agreement are legal and valid obligations binding on it in accordance with the terms of this Agreement subject, as to enforceability, to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law);

(e)	the making and performance of this Agreement will not contravene its constitutional documents nor any agreement, indenture or other instrument which is binding upon it; and,

(f)	it is not engaged in, or about to engage in, any law suit, or other legal or administrative proceedings, or arbitration which would adversely affect, in any material respect, its financial condition or operations, and to the best

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of its knowledge information and belief, no such litigation or arbitration is pending or threatened against it.

8.2	The Company hereby represents and warrants to AIBIFS that to the best of its knowledge it is and has been in full compliance with its reporting and filing obligations with respect to all relevant regulatory authorities.

8.3	Except as expressly stated in this Agreement, all warranties and conditions, whether express or implied, statutory or otherwise, are hereby excluded to the maximum extent permitted by applicable law.

9	Fees

9.1	In consideration of the Services to be rendered by AIBIFS under this Agreement, the Company shall pay to AIBIFS an annual service fee of Euro 35,000 (“Service Fees”) and a once-off establishment fee of Euro 10,000 (“Establishment Fee”).

9.2	The Service Fees and Establishment Fee have been agreed on the basis of all the Greenwich Services Agreements being in place and the Company shall be jointly and severally liable for the Establishment Fees and Service Fees under the other Greenwich Services Agreements.

9.3	The Service Fees shall be deemed to accrue from day to day from the Commencement Date and shall be payable quarterly in advance on the Commencement Date (proportionately) and in four (4) equal installments on the first Business Day of January, April, July and October of each year upon receipt of an appropriate invoice. The Service Fees shall be payable proportionately for any portion of a quarter in which this Agreement commences, terminates or is terminated. Subject to Clause 9.4, the Establishment Fee shall be payable within 30 days following the Commencement Date upon receipt of an invoice from AIBIFS.

9.4	The Establishment Fees will cover an 8 week implementation period commencing on 11th November 2010. If a decision is taken by the Parent not to proceed with the IPO, the Establishment Fee payable will be reduced pro rata, subject to a maximum aggregate total fee of €25,000 for all Greenwich Services Agreements and shall be payable upon receipt of an invoice from AIBIFS.

9.5	The Service Fees and the Establishment Fee shall be paid gross without deduction, set-off or counterclaim and are exclusive of Value Added Tax which will be for the account of and paid by the Company.

9.6	The Service Fees will be subject to review annually on each anniversary of the Commencement Date to allow both Parties an opportunity to review the Service Fees based on activity levels and range and scope of Services provided.

9.7	Separate from Clause 9.6, the Service Fees have been agreed on the basis of the scope of Services required to be rendered by AIBIFS to the Company, as

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represented to AIBIFS on behalf of the Company. The Parties shall negotiate in good faith with a view to agreeing an increase in the Service Fees if, at any time, the actual scope of services required to be rendered materially exceeds the scope as so represented.

9.8	Without prejudice to any increase agreed pursuant to Clause 9.7 above, the Service Fees shall be subject to an automatic annual increase, and shall increase on each anniversary of the Commencement Date in line with the Irish Consumer Price Index published in respect of the preceding 12 month period.

9.9	Separate from Clause 9.7, it is agreed between the parties that any increase in the volume, nature or scope of work performed by AIBIFS that arises from any tax, regulatory or other audit or investigation of the Company that is not contained in the Services shall be subject to a separate fee invoice raised by AIBIFS to be agreed with the Company and calculated on a time and materials basis using the standard prevailing charge set by AIBIFS for such work.

10	Costs and Expenses of the Company

10.1	It is hereby acknowledged and agreed for the avoidance of doubt that the discharge of all costs, expenses and outlay, to be incurred in connection with the Company’s business, shall be the responsibility of the Company, including, but not limited to the following:

(a)	all legal, audit, tax and other professional fees incurred by the Company;

(b)	all taxes, duties, costs, expenses and outlay incurred in order to ensure that the Company at all times complies with all tax, companies and other legislation and regulations from time to time in force;

(c)	all fees due to Directors;

(d)	all bank and money transfer charges;

(e)	all costs relating to telephone and facsimile charges;

(f)	all travel and accommodation costs in connection with the meetings of the Directors, where applicable;

(g)	all costs and expenses incurred in constructing, fitting out, furnishing and renting the Company’s office premises, if any; and,

(h)	general office expenses such as the Company’s own computer hardware, software, stationary, local and international couriers and other similar items.

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10.2	The Company shall reimburse AIBIFS on demand and following delivery of appropriate receipts, if requested, for all such costs and expenses for whatever reason borne by AIBIFS in the performance of its duties under this Agreement.

11	Liability of AIBIFS

11.1	AIBIFS shall only be liable for losses and/or damages suffered by the Company and all costs and expenses incurred by the Company resulting directly from:

(a)	fraud, wilful misconduct and/or gross negligence on the part of AIBIFS in the performance and/or exercise by AIBIFS of its duties and responsibilities under this Agreement; or

(b)	any material breach of this Agreement occasioned by the acts of AIBIFS, its employees, agents or subcontractors, and save in the case of fraud on the part of AIBIFS, the maximum aggregate liability of AIBIFS in respect of any and all claim or claims, whatsoever and howsoever arising under or in connection with the Greenwich Service Agreements shall not in any event exceed the aggregate amount of 6 months’ Service Fees under the Greenwich Service Agreements.

11.2	The Company acknowledges that, at the date hereof, it has not relied on any statements, opinions, forecasts or other representations made by or on behalf of AIBIFS in deciding to establish and/or maintain a presence in Ireland or to enter into any business or investment transaction.

11.3	Notwithstanding the provisions of Clause 11.1, AIBIFS shall not, save in the case of fraud (and then only to the extent such claim arises from AIBIFS’s fraud), be liable in respect of any third party claims, or special, indirect or consequential loss sustained or claimed to have been sustained by the Company.

11.4	AIBIFS shall not be liable for losses and/or damages suffered by the Company, or any expenses incurred by the Company resulting from any alleged breach by AIBIFS of any particular provision of this Agreement where such losses and/or damages are attributable to the actions of the Company or Group.

11.5	References in this Clause 11 to fraud, wilful misconduct or gross negligence shall mean a finding to such effect by the courts of Ireland in relation to the conduct of the relevant Party.

11.6	Nothing in this Clause 11 shall relieve either Party of the obligation to mitigate (to the extent reasonable) any loss, damage, costs and expenses arising in connection with or as a result of any claims against the other Party.

11.7	For the avoidance of doubt it is hereby declared that AIBIFS shall not be liable in respect of any action or omission by AIBIFS in response to a specific request or instruction of the Directors.

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12	Events of Default

The following shall be events of default:

(a)	if either Party shall have breached the terms of this Agreement and shall not have cured such breach within 30 days from the date on which it has been notified or become aware of such breach or if any representation or warranty made herein by either Party is or becomes untrue or inaccurate in any material respect; or

(b)	save in the case of a reconstruction (not arising out of insolvency) notified in advance in writing by the affected Party and approved by the other Party, if an order is made or an effective resolution is passed for the winding up of either Party or if either Party is for any other reason dissolved or otherwise ceases to exist; or

(c)	if an encumbrancer takes possession of or a receiver or administrator is appointed over any assets of either Party; or

(d)	if either Party becomes insolvent or enters into an arrangement or composition with its creditors; or

(e)	if any final order of distress, execution, sequestration or other process is levied or enforced upon or against the property of either Party and is not discharged within seven days; or

(f)	if either Party is unable or deemed to be unable to pay its debts as they fall due; or

(g)	if anything analogous to any of the foregoing events occurs in any relevant jurisdiction; or

(h)	if AIBIFS ceases to be a Subsidiary of AIB; or

(i)	if the Company ceases to be a Subsidiary of the Parent; or

(j)	if any representation or warranty made by any Party to this Agreement herein is untrue or inaccurate in any material respect; or

(k)	if a Party shall be unable to perform its obligations hereunder because of a force majeure event described in Clause 14 and such non-performance continues for a period of 7 consecutive days, or

(l)	if following notice from AIBIFS, the Company, the Parent, its Group counterparties, its service providers and its advisors fail to provide such information and co-operation necessary within 30 days from the date on which it has been notified to allow AIBIFS perform its duties, obligations and responsibilities under this Agreement.

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13	Termination

13.1	AIBIFS’ appointment hereunder may be terminated:

(a)	by either Party on the giving of not less than 30 days prior written notice to the other Party immediately on the occurrence of an Event of Default in relation to the other Party; and

(b)	by either Party on the giving of not less than 30 days written notice to the other Party if in the reasonable opinion of such Party any applicable law, regulation, order or official directive makes it unlawful for such Party to continue its relationship as hereby contemplated provided that prior to giving such notice, the Parties shall consult with a view to establishing an alternative basis acceptable to both of them upon which this Agreement may be continued.

13.2	Any termination of this Agreement pursuant to this Clause shall be without prejudice to any previously accrued rights or obligations of either Party.

13.3	Upon the termination of this Agreement, the Company shall pay to AIBIFS any amount due and outstanding in respect of Service Fees calculated up to the date of such termination.

13.4	Without prejudice to Clause 13.1, either Party may terminate this Agreement by giving to the other 3 month’s notice in writing.

14	Force Majeure

Neither Party shall be liable to the other in respect of delay in performing or inability to perform its obligations hereunder if the same is due to act of God, act of terrorism or public enemy, war, insurrection or riot, fire, water damage, flood, explosion, earthquake, accident, epidemic or quarantine restriction, act of Government or of any Governmental agency, strike, labour trouble causing cessation, slow down or interruption of work, or other similar circumstances, or due to any other cause (whether of the foregoing kind or not) to the extent it is beyond the reasonable control of the Party concerned (“Force Majeure Event”) PROVIDED that such party shall have taken reasonable steps to enable it to avoid delay in or discontinuance of such performance by procuring alternative facilities (if available) or taking other appropriate steps.

15	Payments

15.1	All payments to be made to AIBIFS shall be paid to such account of AIBIFS in Dublin as AIBIFS shall from time to time advise in writing.

15.2	If for the purposes of obtaining judgement in any court it is necessary to convert a sum due hereunder in one currency (in this paragraph called “the first currency”) into another currency (in this paragraph called “the second currency”) the rate of exchange which shall be applied shall be that at which AIBIFS in accordance with

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normal banking procedures could purchase the first currency with the second currency on the Business Day immediately preceding that on which final judgement is given and the obligation of the Company in respect of any such sum due from it hereunder shall notwithstanding any judgement in the second currency be discharged only to the extent that on the Business Day following receipt by AIBIFS of any sum adjudged to be due hereunder in the second currency AIBIFS may in accordance with normal banking procedures purchase the first currency with the second currency and if the first currency so purchased falls short of the first currency sum originally due to AIBIFS, the Company agrees that it shall as a separate obligation and notwithstanding any such judgement indemnify AIBIFS against such shortfall.

15.3	If any sum of money is required to be paid or any act or thing falls to be performed hereunder on a date (“the Stipulated Date”) which is not a Business Day the same shall be paid or performed instead upon the first Business Day next following thereafter unless such day falls in the calendar month succeeding that in which the Stipulated Date falls, in which case such sum shall be paid or such act or thing shall be performed upon the last Business Day preceding the Stipulated Date.

16	Assignments

Neither Party hereto shall be entitled to assign this Agreement or any part of its rights and obligations hereunder without the prior consent in writing of the other Party.

17	Relationship of Parties

Nothing contained in this Agreement is intended to or shall constitute a partnership, association, joint venture or other such relationship between AIBIFS and the Company.

18	Expenses

18.1	The legal costs and expenses incurred by AIBIFS in connection with the drafting, negotiation and execution of the Greenwich Services Agreements and any other related documentation shall be for the account of the Company and shall be payable on the Commencement Date, subject to review by both Parties if the total aggregate AIBIFS costs exceed Euro 10,000.

18.2	The Company shall be responsible for the costs and expenses incurred by it in connection with the drafting, negotiating and execution of the Greenwich Services Agreements and other related documentation.

19	Amendment

Neither Party shall be entitled to rely on any change in any provision of this Agreement unless it has been effected in writing and duly executed by or on behalf of each of the Parties.

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20	Notices

20.1	Any notice or demand to be given or made under this Agreement shall be in writing and shall be expressed to be a notice or demand hereunder and shall be deemed duly given or made:

upon being left on a Business Day at:

(i)	the address set out herein of the Party to whom it is being given, or

(ii)	such other address as such Party shall have previously communicated by notice to the other, or four (4) Business Days after posting by prepaid registered post to:

(iii)	the address set out herein of the Party to whom it is being posted, or

(iv)	such other address as such Party shall have previously communicated by notice to the other, or if transmitted on a Business Day by facsimile to the correct facsimile number of the Party to whom it is being transmitted, upon transmission thereof, provided that the Party who has transmitted it shall, but without prejudice to the validity of the notice or demand given, send a copy of the notice or demand by prepaid registered post to the Party to whom it has been transmitted to that Party’s address set out herein or to such other address as such Party shall have previously communicated by notice to the other.

20.2	The addresses for service on the Parties are:

AIBIFS’ address: AIB International Centre International Financial Services Centre Dublin 1 Facsimile number: +353 1 874 3050 (Attention: The Managing Director)

The Company’s address: Fitzwilliam Hall Fitzwilliam Place Dublin 2 Facsimile number: +353 1 669 4749 (Attention: Greenwich Kahala Aviation Limited Chief Financial Officer)

21	Illegality and Severability

If at any time any provision of this Agreement becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or

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enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall be in any way affected or impaired thereby.

22	Entire Agreement

This Agreement embodies the entire contractual understanding between the Parties and supersedes all previous statements, representations and agreements between the Parties relating to the subject matter of this Agreement.

23	Waivers and Indulgences

No delay or omission on the part of either Party in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law.

24	Non Recruitment

24.1	During the term of this Agreement and for a period of one (1) year thereafter, each Party shall not, without the prior consent of the other Party, intentionally solicit for employment any personnel of the other Party who has been directly associated with this Agreement. “Intentionally solicit” shall not include consideration of responses to advertising or job postings directed at the general public or of unsolicited resumes.

24.2	The Parties agree to inform their Group and personnel of the terms of this section. Nothing in this Clause shall prevent the Company from engaging any person seconded by AIBIFS as a dedicated employee as part of the Services during the term of this Agreement.

25	Confidentiality

25.1	The Company shall not and shall endeavour to procure that its employees shall not disclose, save with the prior written consent of AIBIFS or as required by law or by any regulatory authority, any information relating to the business or operations of AIBIFS acquired by the Company in the course of carrying on the business of the Company and which was not already in the public domain, to any person not a Party hereto other than on a confidential basis to relevant employees, servants, agents, professional advisers (including its auditors) or to any governmental or other regulatory authority as required by law or applicable regulations.

25.2	AIBIFS shall not and shall endeavour to procure that its employees shall not disclose, save with the prior written consent of the Company or as required by law or by any regulatory authority, any information relating to the business or

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operations of the Company acquired by AIBIFS in the course of carrying out its duties hereunder and which was not already in the public domain, to any person not a Party hereto other than on a confidential basis to relevant employees (including employees of AIB), servants, agents, professional advisers (including its auditors) or to any governmental or other regulatory authority as required by law or applicable regulations.

25.3	The provisions of this Clause shall, without limit in point of time, continue to apply after the termination of this Agreement but shall cease to apply to information or knowledge which at any relevant time has entered into the public domain, otherwise than as a result of a breach by AIBIFS or the Company of any of their respective obligations under this Agreement.

25.4	Where information or data is transferred by e-mail in pursuance of any provision of this Agreement the transmitting Party shall not be required to cause or procure the encryption of such information or data or the integrity of the transmission (other than the correct addressing thereof) and any discovery by a third Party of the contents thereof or of any part thereof shall not be a breach of the above confidentiality provisions.

25.5	AIBIFS is expressly authorised to forward any and all information in relation to the Company to AIB, any of its affiliates and any of its supervisory authorities for the purposes of data processing, data verifications and storage with a view to compliance with regulations and practices applicable to the transferee in relation to anti-money laundering, combating terrorism financing, customer due diligence (know-your-customer) or other risk management requirements.

26	Data Protection

Both Parties shall honour in full all of their respective obligations in respect of personal data under the Data Protection Acts, 1988 and 2003 (as amended from time to time).

27	Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which, when executed and delivered, shall constitute an original but all the counterparts shall together constitute but one and the same instrument.

28	Governing Law and Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of Ireland and each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to hear disputes arising under this Agreement.

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SCHEDULE 1

Documents and evidence referred to in Clause 2

1.	To be furnished by AIBIFS to the Company.

A.	Certified copies of resolutions of the board of directors of AIBIFS evidencing approval of this Agreement and authorising its appropriate representative(s) to execute and deliver this Agreement and to give all notices and to take all other action and to do all things required or desirable on the part of AIBIFS in connection with this Agreement.

2.	To be furnished by the Company to AIBIFS:

A.	Certified copies of resolutions of the Board evidencing approval of this Agreement and authorising its appropriate representative(s) to execute and deliver this Agreement and to give all notices and take all other action and do all things required or desirable on the part of the Company in connection with this Agreement.

Sch. 1-1

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IN WITNESS whereof the Parties hereto have executed this Agreement the day and year first herein written.

Signed by:   /s/ Fergal Molony
on behalf of AIB INTERNATIONAL FINANCIAL SERVICES LIMITED

Signed by:   /s/ Michael Howard
on behalf of GREENWICH KAHALA USA INC